Exhibit 99.1

December 17, 2004

Members of the Board of Directors and Executive Officers of Knoll, Inc.

RE:     Notice of Blackout Trading Restriction Period for Knoll, Inc. Common Stock

Section 306(a) of the Sarbanes-Oxley Act of 2002 was adopted to prevent directors and executive officers of corporations from trading in the corporation’s securities while employees of the corporation are restricted from trading such securities in certain employee benefit plans. As a director of Knoll, Inc., or as one of its executive officers, you are subject to Section 306(a).

Commencing on January 27, 2005, Vanguard Fiduciary Trust Company (“Vanguard”) will replace Putnam Investments as the trustee and record keeper for the Knoll, Inc. Retirement Savings Plan (the “401(k) Plan”). During this period, participants in the 401(k) Plan will be unable to obtain a loan under the 401(k) Plan, obtain a distribution from the 401(k) Plan, or direct or diversify investments in their individual accounts, including directing or diversifying investments in Knoll common stock.

This memorandum is to notify you of a blackout period during which you will be prohibited from purchasing, selling, or otherwise acquiring or transferring any Knoll common stock that you have received or may receive in connection with your position as a director or executive officer. The blackout period will be in effect beginning at 3 p.m., Eastern time, on January 27, 2005, and will continue through February 6, 2005. The blackout applies to any direct or indirect interest you may have in Knoll common stock received in connection with your position as a director or executive officer, including restricted stock and stock options, regardless of whether or not your transaction is inside or outside of the 401(k) Plan.

You should be able to resume trading company securities at the beginning of the business day on Monday, February 7, 2005, but unforeseen events may extend the blackout period for several days. This period is necessary to allow for the orderly and accurate transfer of records and funds from Putnam Investments to Vanguard.

If you have any questions regarding this blackout period, please contact Patrick A. Milberger at 215-679-1335.

Sincerely,

Patrick A. Milberger

/alp

cc:	Michael A. Schwartz, Willkie Farr & Gallagher
Richard Schroder